Exhibit 99.3

ALTRIA PRESENTS AT

THE CONSUMER ANALYST GROUP OF NEW YORK CONFERENCE

RICHMOND, Va. February 18, 2010 – Altria Group, Inc. (Altria) (NYSE: MO) is participating in the Consumer Analyst Group of New York (CAGNY) conference in Boca Raton, Florida today. The presentation will be webcast live at www.altria.com in a listen-only mode, beginning at approximately 9:15 a.m. Eastern Time.

During the presentation, Mr. Michael E. Szymanczyk, Altria’s Chairman and Chief Executive Officer, and Mr. David R. Beran, Altria’s Executive Vice President and Chief Financial Officer will discuss Altria’s 2009 performance and its 2010 plan to deliver strong returns to Altria’s shareholders. “Altria is a compelling investment when measured against other domestic consumer product goods companies,” Mr. Szymanczyk said. “Altria offers a unique combination of a high dividend yield with strong earnings growth prospects, which is supported by Altria’s solid business model. The tobacco space continues to grow profits, and Altria’s tobacco operating companies have leading positions in all the major tobacco categories, with ample opportunities for growth.”

Altria reaffirms that it expects 2010 guidance for adjusted diluted earnings per share (EPS) to increase to a range of $1.85 to $1.89, representing a growth rate of 6% to 8% from an adjusted base of $1.75 per share in 2009. On a reported basis, Altria reaffirms that it expects 2010 full year reported diluted EPS to increase to a range of $1.78 to $1.82. Partially due to Philip Morris USA’s (PM USA) federal excise tax related pricing strategies in 2009, Altria expects the first and second quarters of 2010 to be more challenging for income growth comparison purposes than the back half of 2010. Altria therefore expects adjusted EPS growth to build in the second half of the year. As a result of the challenging economic environment, Altria revises its mid-term adjusted EPS growth objective to 7% to 9%, which offers an attractive EPS and dividend growth prospect to shareholders.

The factors described in the Forward-Looking and Cautionary Statements section of this press release represent continuing risks to these projections. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures are detailed later in this press release.

6601 West Broad Street, Richmond, VA 23230

An archived copy of the webcast and prepared remarks will be available until 5:00 p.m. Eastern Time on Friday, March 19, 2010, at www.altria.com.

Non-GAAP Financial Measures

Altria reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). Today’s press release and remarks contain earnings per share guidance on both a reported basis and on an adjusted basis, which excludes special items that affect the comparability of reported results. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures are detailed below.

Altria’s Full-Year Earnings Per Share Forecast Excluding Special Items
	Full Year
	2010	2009	Change
Reported diluted EPS	$1.78 to $1.82	$1.54	16% to 18%
Asset impairment, exit, integration and implementation costs	0.04	0.19
UST-acquisition related costs*	0.01	0.06
Tax items	-	(0.04)
SABMiller special items	0.02	-

Adjusted diluted EPS	$1.85 to $1.89	$1.75	6% to 8%
*	Excludes asset impairment, exit and integration costs

Altria’s Profile

Altria directly or indirectly owns 100% of each of PM USA, U.S. Smokeless Tobacco Co. (USSTC), John Middleton Co. (Middleton), Ste. Michelle Wine Estates, and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller plc.

The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under 20 different labels including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

Forward-Looking and Cautionary Statements

These remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release and today’s remarks are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the period ended September 30, 2009.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation, including the Family Smoking Prevention and Tobacco Control Act that granted the Food and Drug Administration broad authority to regulate tobacco products; privately imposed smoking restrictions; and governmental and grand jury investigations.

Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria’s subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds. Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-

looking statements that it may make other than in the normal course of its public disclosure obligations. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

CONTACT:

Clifford B. Fleet

Vice President, Investor Relations

804-484-8222

Daniel R. Murphy

Director, Investor Relations

804-484-8222

SOURCE: Altria Group, Inc.

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